Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***].

Exclusive Distribution Agreement

This Exclusive Distribution Agreement (the “Agreement”) is made as of September 20, 2023 (the “Effective Date”), between Blue Water Biotech, Inc., a Delaware corporation, with an address of 201 East Fifth Street, Suite 1900 Cincinnati, OH, 45202 (“Client”), and Cardinal Health 105, LLC, an Ohio limited liability company, with an address of 501 Mason Road, Suite 200, La Vergne, Tennessee, 37086 (“Cardinal Health”). Client and Cardinal Health each individually a “Party” and collectively the “Parties”.

RECITALS

a. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States, its territories, possessions and commonwealths (“Territory”).

b. Cardinal Health is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing information systems and other services that support its clients’ use of its distribution capabilities.

c. Client desires to engage Cardinal Health as its exclusive third-party logistics distribution agent for commercial sales of Entadfi product in all formulations and any such other product as may be mutually agreed to by the Parties in writing (collectively, “Product”), and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

TERMS

In consideration of the mutual covenants, terms and conditions set forth below, the Parties agree as follows:

1. APPOINTMENT/AUTHORIZATION

1.1. Appointment. Subject to the terms and conditions set forth in this Agreement, during the Term, Client appoints Cardinal Health as its exclusive third-party logistics distribution agent and as an authorized distributor of record of Product in the Territory to Client’s customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory (collectively, “Customers”).

1.2. Acceptance of Appointment. Subject to the terms and conditions set forth in this Agreement, Cardinal Health accepts the appointment to represent Client as its exclusive third- party logistics distribution agent and as an authorized distributor of record of Product to Customers in the Territory in accordance with this Agreement, the OPG (as defined below) and Quality Agreement which sets forth provisions related to the regulatory aspects of the receipt, storage, and distribution of Product (the “Quality Agreement”). The Parties agree to finalize and execute a mutually agreeable Quality Agreement prior to the commercial launch of Product. Once mutually agreed, the Quality Agreement is considered attached hereto as Exhibit C and incorporated by reference. To the extent that there are any conflicts between this Agreement, the OPG, and/or the Quality Agreement, this Agreement controls, the Quality Agreement controls solely with respect to quality-related matters.

2. SERVICES

2.1. Services. Cardinal Health agrees to provide the services set forth in the Operating Guidelines (“OPG”), which include, without limitation, storage, distribution, returns, customer support, financial support, Electronic Data Interchange (“EDI”), and system access support (“Services”). The Parties agree to finalize and execute a mutually agreeable OPG prior to the commercial launch of Product. Once mutually agreed, the OPG is considered attached hereto as Exhibit A and incorporated by reference.

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2.2. Amendments to Operating Guidelines. Client agrees to provide Cardinal Health with at least ninety (90) days prior written notice of all changes that may require a change, modification, or amendment to the scope of Services set forth in the OPG. No change, modification, or amendment to the OPG is effective unless made by mutual written agreement of the Parties. The foregoing notwithstanding, Client acknowledges and agrees that any change, modification, or amendment to the OPG may result in an increase in the Fees (as defined in Article 5).

2.3. Compliance to Operating Guidelines. Cardinal Health agrees to provide services as set forth in the OPG for up to one hundred twenty-five percent (125%) of Client’s Forecast (defined below). If (i) Client’s or Client’s Customers’ shipments of Product to Cardinal Health or (ii) Client’s or Client’s Customers’ Product orders exceed Client’s Forecast by more than twenty-five percent (25%), Cardinal Health agrees to use commercially reasonable efforts to meet the requirements of the OPG, provided however, that Client acknowledges that Cardinal Health may not be able to meet all guidelines relating to response and shipping times for any amount exceeding 25% of the Client’s Forecast.

2.4. Product Returns. Cardinal Health agrees to process and handle all Product returns in accordance with the OPG; provided however, Client acknowledges that any customization or additional return services requested by Client may result in an additional fee as agreed by the Parties.

2.5. Product Recalls. Client is solely responsible for all Product recalls, provided however that Cardinal Health is responsible for Product recalls to the extent arising from Cardinal Health’s gross negligence or willful misconduct, subject to the terms of this Agreement. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, Cardinal Health agrees to provide assistance to Client as set forth in the OPG and as mutually agreed upon, if Client agrees to pay to Cardinal Health an amount equal to Cardinal Health’s actual, reasonable and documented costs incurred with any such recall services. Such cost is in addition to the Fees described in Article 5 below.

2.6. Replacement Products. Notwithstanding any term or condition of this Agreement, the OPG or the Quality Agreement, Client understands, acknowledges, and agrees that Cardinal Health has no obligation hereunder to ship to any Customer any replacement Product that is a controlled substance. As used in this Agreement, the OPG or the Quality Agreement, ‘controlled substance’ means any drug, substance, or immediate precursor (including listed chemicals) that is listed in schedule I, II, III, IV, or V or designated as a list I or list II chemical pursuant to the federal Controlled Substances Act or similar provisions under state law.

2.7. Drug Samples. Client understands, acknowledges, and agrees that the distribution of drug samples must comply with applicable state and federal laws and regulations. Among other obligations, distribution of drug samples may be initiated only by formal written request containing information about both Client and the practitioner making the request. Only practitioners licensed in their state to prescribe the requested drugs may request drug samples.

3. PRODUCT SUPPLY/CLIENT RESPONSIBILITIES

3.1. Facility. Client agrees to deliver Product to Cardinal Health at Cardinal Health’s facility located at 15 Ingram Boulevard, La Vergne, Tennessee 37086 and/or 501 Mason Road, Suite 200, La Vergne, Tennessee 37086, or to such other distribution facility as may be designated by Cardinal Health to Client in writing (“3PL Facility”).

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3.2. Delivery and Title. [***] is responsible for delivery of Product to and from the 3PL Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product remains with [***] at all times, even when Product is stored or warehoused at the 3PL Facility. [***] agrees to insure the Product at all times for damage, loss, destruction, theft or any such other property damage (“Loss”) as further set forth in Article 13 below. Except for Loss resulting solely from the gross negligence or willful misconduct of [***], [***] bears all risk of Loss with respect to the Product.

3.3. Forecast and Price List.

a. Forecast. [***] agrees to provide [***] with a forecast of the volume of Product to be handled by [***] under this Agreement, not less often than [***] (the “Forecast”). All forecasts, including the Forecast, are used for the express purpose of operational planning. In the event of a significant variance from the Forecast or a change in core business that could reasonably be expected to have a material effect upon the obligations of either Party hereunder, the Party so affected may notify the other Party that it wishes to negotiate an appropriate adjustment to the Fees. The Parties must meet within [***] days of such notification to discuss the merits and implementation of any such adjustment. If the Parties are unable to come to a resolution regarding any such adjustment, the Party originally proposing the adjustment may terminate this Agreement upon [***] days prior written notice to the other Party.

b. Price List. Upon execution of this Agreement, Client agrees to deliver to Cardinal Health a customer list, which sets forth the Product prices (the “Customer Price List”). Client agrees to notify Cardinal Health of any change in the Customer Price List not less than three (3) business days prior to the effective date of any such change. Cardinal Health agrees to use commercially reasonably efforts to implement such price change in accordance with Client’s instruction.

3.4. Shipment Inspection. Cardinal Health agrees to visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such evident damage or loss as provided in the OPG.

4. INFORMATION SYSTEM ACCESS

4.1. Access. During the Term and subject to the terms herein, Client may use password(s) and identification number(s) provided by Cardinal Health to remotely access Client Data (defined below) maintained on Cardinal Health’s web enabled Operating System Base and certain support services associated therewith, as further set forth in the OPG (collectively, the “System”) provided that such access is used solely by Client’s employees or any of its Representatives (defined below) and for Client’s own internal business purposes. Client agrees to use that access solely to access Client Data (defined below) and further agrees not to access or attempt to access any other data, systems, or software. Client is responsible for all use of the passwords and identification elements and must ensure that they are used solely to affect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download or otherwise use any software or non-Client data maintained on the System.

4.2. Data. Cardinal Health acknowledges and agrees that Client has and will retain all right, title, interest, and ownership in and to its data on Cardinal Health’s system (“Client Data”). Client grants Cardinal Health a limited right to use such Client Data in the performance of its Services or as necessary to conduct its own internal business operations. All such Client Data that Cardinal Health or any of its Representatives (defined below) obtains or to which Cardinal Health or Cardinal Health’s Representatives is given access pursuant to or in connection with this Agreement is and remains the sole property of Client, and Cardinal Health has no rights or interests (except as expressly provided herein) to or in such Client Data. The destruction of any Client Data as described in this Article 4: (a) is subject to the prior written approval of Client and (b) must be documented by Cardinal Health in an appropriate certification provided to Client upon request. Cardinal Health agrees to return Client Data to Client in an organized, readable format mutually agreed to by the Parties.

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4.3. Fees. Cardinal Health agrees to make the System available to Client at the fees set forth in the Fee Schedule. If Cardinal Health agrees to perform any custom enhancements to the System requested by Client, such customization services are billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Article 5) and prior to such performance, Cardinal Health and Client agree to meet in good faith and negotiate any related increase in the periodic Fees hereunder relative to the ongoing support of the customizations.

4.4. Security. During the Term, Cardinal Health agrees to employ reasonable security measures and policies that are no less secure than those utilized to secure its own Confidential Information and that are designed to safeguard the integrity, accessibility, and confidentiality of Client’s data resident on the System. Cardinal Health agrees to establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. If Cardinal Health confirms a security breach of information that resulted in the loss or unauthorized disclosure or modification of Client Data while such data is in Cardinal Health’s custody or control (“Confirmed Security Breach”), Cardinal Health agrees to provide written notice to Client within seventy-two (72) hours summarizing in reasonable detail the circumstances of the Confirmed Security Breach and Cardinal Health’s reasonable assessment of the impact of such Confirmed Security Breach upon Client. In addition, Cardinal Health agrees to: (i) promptly take all commercially reasonable actions to mitigate the effects of the Confirmed Security Breach; (ii) undertake an investigation of such security breach and reasonably cooperate with Client in connection with such investigation, including, without limitation, by preserving and making available all reasonable and relevant records, logs, files, data reporting, and other materials required to comply with applicable law or as otherwise required by Client; and (iii) reasonably cooperate with Client in Client’s efforts in seeking injunctive or other equitable relief against any person or persons who have violated or attempted to violate the security of the Client’s data. Cardinal Health agrees to notify Client promptly of any corrective action Cardinal Health takes to prevent any future similar unauthorized use, modification, or disclosure. At Client’s request, Cardinal Health agrees to provide to Client the Service Organization Control (SOC) 1 report for the systems on which Client Data resides.

4.5. Client Obligations. Client agrees not to reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System or copy, download, modify, or create derivative works of such software. Also, Client agrees not to permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and remains the exclusive property of Cardinal Health.

4.6. Disclaimer. THE SYSTEM, THE SOFTWARE THEREON AND ANY RESULTS OBTAINED THEREFROM ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. CARDINAL HEALTH MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. IF THE SOFTWARE IS FOUND TO INFRINGE ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS, CARDINAL HEALTH AGREES TO, AT ITS EXPENSE AND ITS SOLE OPTION, EITHER (i) REPLACE THE INFRINGING SOFTWARE WITH NONINFRINGING SOFTWARE, OR (ii) SECURE ADDITIONAL RIGHTS NECESSARY TO MAKE THE SOFTWARE NONINFRINGING.

4.7. System Availability. Cardinal Health agrees to use reasonable efforts to make the System available for access twenty-four (24) hours a day, seven (7) days a week absent scheduled and emergency maintenance periods and as set forth in the OPG.

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4.8. Suspension of Access. In the event of a material breach of any term of this Agreement Cardinal Health may revoke or suspend any or all passwords and identification numbers provided to Client hereunder provided Cardinal Health has given prior notice to Client of such breach and Client was afforded the opportunity to cure such breach as set forth in Section 6.2. Notwithstanding the foregoing, in the event of a breach or threatened breach of the security of the System or the unauthorized disclosure of any information relative to the System, Cardinal Health may immediately revoke or suspend any or all passwords and identification numbers provided to Client hereunder for the period of time reasonably necessary for Cardinal Health to resolve the matter, provided that Cardinal Health agrees to otherwise provide access to Client’s data to Client during such period of revocation or suspension by promptly responding to Client’s request for such data by e-mail or facsimile.

5. PRICING AND PAYMENT TERMS

5.1. Fees. As compensation for the Services, Client agrees to pay to Cardinal Health the fees (“Fees”) set forth on Exhibit B (“Fee Schedule”) attached hereto and incorporated by reference.

5.2. Invoices. Cardinal Health agrees to issue an electronic invoice to Client for the Services rendered under this Agreement or for any other amounts due monthly. Payment is due within thirty (30) days of the invoice date via electronic funds transfer (EFT) or Automated Clearing House (ACH). Except to the extent an amount is subject to an unresolved dispute made in good faith and in writing during the applicable pay period, if an amount on an invoice is not paid within the applicable pay period set forth above, Cardinal Health may, at its option elect to (i) impose a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) until such amount is paid in full and/or (ii) suspend any further Services until such invoice is paid in full. In the event of any good faith dispute regarding an invoice, Client agrees to notify Cardinal Health of such dispute during the applicable pay period set forth above, and Client further agrees to pay any undisputed portion of the invoice as provided herein. Client agrees to pay any amounts owed to Cardinal Health within ten (10) days of resolution of such dispute.

5.3. Fee Adjustment.

a. The Fees are firm for [***]. Thereafter, [***] may evaluate the fee schedule and may adjust the Fees by up to [***] not more often than [***].

b. Notwithstanding anything herein to the contrary, if [***], the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees. Notwithstanding any other provision of this Agreement, if the parties fail to agree on a Fee adjustment, either party has the right to terminate this Agreement with [***] days’ notice without any fees or penalties due to the other party.

5.4. Taxes. Client agrees to pay when due all sales, use, gross receipts, excise and personal property taxes associated with the Product (excluding any personal property tax associated with Cardinal Health’s equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to Cardinal Health under this Agreement; provided that the amounts payable by Client under this Section does not include taxes based on the net income of Cardinal Health.

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6. TERM AND TERMINATION

6.1. Term. The initial term of this Agreement begins on the Effective Date and continues for a period of three (3) years following the first shipment of FDA-approved Product to a commercial customer (“Initial Term”), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement automatically renews for additional terms of one (1) year each (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless written notice of termination is given by either Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.

6.2. Termination by Client. Client has the right to terminate this Agreement upon [***] days written notice to Cardinal Health, provided that, [***].

6.3. Immediate Termination. Either Party has the right to immediately terminate this Agreement if:

a. the other Party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; or

b. the other Party materially breaches any of the provisions of this Agreement, and such breach is not cured within thirty (30) days after the giving of written notice; provided, however, that (i) in the case of a breach that cannot be cured within thirty (30) days, the Parties agree to meet within thirty (30) days after the giving of written notice, formulate a mutually agreeable plan to cure such breach within a reasonable period of time; and (ii) in the case of a failure of Client to make payments in accordance with the terms of this Agreement, Cardinal Health may terminate this Agreement if such payment breach is not cured within ten (10) days following Cardinal Health’s delivery of a written notice of non-payment to Client. Notwithstanding the foregoing, if Client does not cure a breach within the applicable period specified in subsections (i) or (ii) above, Cardinal Health may, at its sole discretion, suspend Services for so long as such breach remains uncured and such suspension of Services by Cardinal Health does not waive Cardinal Health’s right to terminate this Agreement in its entirety due to Client’s failure to cure such breach.

6.4. Effect of Termination. Expiration or termination of this Agreement is without prejudice to any rights or obligations that accrued to the benefit of either Party prior to such expiration or termination. Client agrees to pay Cardinal Health for all Services performed up to the date of termination and further agrees to reimburse Cardinal Health for all costs and expenses incurred, and all non-cancelable commitments made, in accordance with the Agreement and in the performance of Services. Upon termination or expiration of this Agreement, Cardinal Health agrees to return all Product to Client or a designee of Client, at Client’s sole cost and expense.

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7. REGULATORY

7.1. Audits. No more than once per calendar year and upon thirty (30) business days prior written notice to Cardinal Health, Client or its designee has the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local 3PL Facility time, not to exceed a total of eight (8) business hours), to conduct a complete quality audit. If the timing of such audit falls during “quarter-end” or “year-end” then Cardinal Health agrees to use best efforts to accommodate Client’s request. Client has the right to conduct for cause audits immediately, if necessary, to ensure Product safety or if otherwise necessary to implement or support a Product recall.

7.2. Compliance with Laws. Each Party agrees to perform its obligations under this Agreement in compliance with all applicable United States laws, rules, regulations, and guidelines.

8. REPRESENTATIONS AND WARRANTIES

8.1. Cardinal Health. Cardinal Health represents and warrants to Client that:

a. Compliance. Unless otherwise agreed to by the Parties, Cardinal Health agrees to perform Services in accordance with this Agreement, the Quality Agreement and the OPG;

b. Personnel. Each of Cardinal Health’s employees, agents or personnel assigned to the perform the Services is fully authorized to perform the Services and has the proper skill, training, and experience to perform the Services in a competent, workmanlike and professional manner;

c. Licenses. Cardinal Health has and agrees to maintain, or will obtain and maintain all necessary approvals, licenses, consents, permits or authorizations of any person or entity (including any governmental authority) (collectively “Approvals”) to perform the Services, provided however, if Client requires Services for which Cardinal Health is required to obtain additional Approvals, then Client may be required to pay additional fees for such Services relating to the additional Approvals. Any such additional fees will be as set forth in the Fee Schedule.

8.2. Client. Client represents, warrants, and covenants to Cardinal Health that:

a. Product. The Product is not adulterated or misbranded as provided in the Food, Drug and Cosmetic Act, as amended from time to time;

b. Promotion. Client’s activities relating to the promotion, sale and distribution of the Product comply with all applicable laws, rules, regulations, and guidelines;

c. Title and No Infringement. It has all necessary authority and right, title and interest in and to any intellectual property related to the Product for Cardinal Health to perform its obligations herein and the Product does not infringe any patent, trade secret, copyright, trademark, or other proprietary rights of any third party;

d. Safe Handling Instructions. It has provided all safe handling instruction, health and environmental information and material safety data sheets applicable to the Product or to any materials supplied by Client in writing in sufficient time for review and training by Cardinal Health prior to delivery.

8.3. Mutual. Each Party represents and warrants to the other Party that:

a. Existence and Power. Such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable laws, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement;

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b. Authorization and Enforcement of Obligations. Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

c. Execution and Delivery. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

d. No Consents. All necessary consents, approvals and authorizations of all regulatory authorities and other persons required to be obtained by such Party in connection with the Agreement have been obtained; and

e. No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws; and (ii) do not materially conflict with or constitute a material default or require any consent under, any contractual obligation of such Party.

f. Debarment. In accordance with the provisions of 48 C.F.R. § 52.209-6, each Party represents, warrants and certifies that neither it nor its principals was or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or convicted of a criminal offense related to the provision of health care items or services, but has not yet been debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs. In the event that a Party, or any of its principals, is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs or convicted of a criminal offense related to the provision of health care items or services, such Party will promptly notify the other Party and such Party may terminate this Agreement immediately upon the effective date of any such debarment, suspension, proposal for debarment or other determination of ineligibility.

8.4. Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 8 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

9. TRADEMARKS

9.1. Neither Party has the right to use the name of the other Party or any Affiliate of the other Party, or the other Party’s or such Affiliates’ trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party, provided that the foregoing does not prohibit Cardinal Health’s use of Client’s names or marks in connection with the performance of the Services in a manner consistent with this Agreement. “Affiliate,” as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity is deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

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10. CONFIDENTIALITY AND NON-USE

10.1. Mutual Obligation. While performing their respective obligations under this Agreement, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”) certain Confidential Information (defined below). The Recipient is not permitted to use the other Party’s Confidential Information (defined below) except as necessary for Recipient to perform its obligations under this Agreement. The Recipient is not permitted to disclose the Discloser’s Confidential Information to any third party without the prior written consent of the Discloser. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information to the extent required by law, regulation or court or administrative order, if the Recipient gives the Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information to any of Recipient’s Affiliates (defined below) or Representatives that need to know such Confidential Information for the purpose of performing under this Agreement. Prior to such Affiliate or Representative receiving the Discloser’s Confidential Information, (A) Recipient must advise the Affiliate or Representative of the contents of this article, and (B) such Affiliate or Representative must agree to be bound by the terms of this article or agree to be bound by confidentiality and use obligations no less restrictive than those set forth in this article. The Recipient agrees to use all reasonable safeguards to prevent unauthorized use by such Affiliates and Representatives and further agrees to immediately notify the Discloser upon becoming aware of any breach of the confidentiality obligations of this Article 10. “Representatives” as that term is used herein means the employees, officers, directors, agents, consultants, or other authorized representatives of the Party.

10.2. Definition. As used in this Agreement, the term “Confidential Information” means all confidential or proprietary information furnished by Discloser, or any of its Representatives or Affiliates, to the Recipient or its Representatives or Affiliates in connection with the services or performance of this Agreement, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions, and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, or any of their respective Representatives, containing or based in whole or in part on any such information furnished by the other Party or its Representatives. The existence of this Agreement and the terms of this Agreement are Confidential Information of each Party.

10.3. Exclusions. Notwithstanding anything herein to the contrary, Confidential Information does not include information that (A) is or becomes generally available to the public other than as a result of a breach of this Agreement, or (B) is already known by the receiving Party at the time of disclosure as evidenced by the receiving Party’s written records, or (C) becomes available to the receiving Party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving Party without reference to the Confidential Information, as evidenced by the receiving Party’s written records.

10.4. No Implied License. The receiving Party obtains no right of any kind or license under any patent application or patent by reason of this Agreement. All Confidential Information remains the sole property of the Party disclosing such information or data.

10.5. Return of Confidential Information. Upon termination of this Agreement, the Recipient agrees to, upon request, promptly return within thirty (30) days all Confidential Information, including any copies thereof, and cease its use or, at the request of the Discloser, Recipient agrees to promptly destroy the same and certify such destruction to the disclosing Party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement. Notwithstanding the foregoing, neither Party is required to destroy any back-up tapes, archival systems, or similar inactive databases so long as such tapes, systems or databases are not readily accessible and are routinely deleted or overwritten pursuant to an established record retention program, and such destruction does not require a Party to erase or delete information using special programs or techniques.

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10.6. Survival. The Parties intend for this Article to supersede that certain Confidentiality Agreement between the parties dated May 4, 2023. The obligations of this Article terminates five (5) years from the expiration of this Agreement.

11. INDEMNIFICATION

11.1. Indemnification by Cardinal Health. Cardinal Health agrees to indemnify and defend Client, its Affiliates, and their respective directors, officers, employees and agents (“Client Indemnitees”) from and against any and all losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’ fees) in connection with any claim, suit, demand, action, investigation or proceeding by any third party (“Liabilities”) to the extent arising out of or resulting from [***].

11.2. Indemnification by Client. Client agrees to indemnify and defend Cardinal Health, its Affiliates, and their respective directors, officers, employees and agents (“Cardinal Health Indemnitees”) from and against all Liabilities to the extent arising out of or resulting from [***].

11.3. Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification (“Indemnitee”): [***].

12. LIMITATIONS OF LIABILITY

12.1. THE MAXIMUM AMOUNT OF [***] TOTAL LIABILITY UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, INCLUDING, WITHOUT LIMITATION, ANY OF [***] INDEMNITY OR OTHER FINANCIAL OBLIGATIONS UNDER ARTICLE 11, IS [***].

12.2. NEITHER PARTY IS LIABLE TO THE OTHER PARTY FOR [***].

12.3. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE LIMITATIONS IN THIS ARTICLE 12 DO NOT LIMIT CLIENT’S LIABILITY OR RESPONSIBILITY RELATING TO A BREACH OF ITS OBLIGATIONS UNDER ARTICLE 4 HEREIN.

13. INSURANCE

13.1. Insurance Policies. [***]

a. Products and Completed Operations Liability Insurance covering the Products included in this Agreement with a limit of not less than ten million dollars ($10,000,000 USD) per occurrence;

b. All-Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at the 3PL Facility or in transit to or from the 3PL Facility. Client’s all- risk property insurance applies to all losses and is primary (with respect both to any insurance issued to Cardinal Health and to any deductible amount or self-insured amount retained by Cardinal Health) except for losses resulting solely from the gross negligence or willful misconduct of Cardinal Health.

c. If any of the required policies of insurance are written on a claims-made basis, then Client agrees to maintain such policies during the entire Term and for a period of not less than five (5) years following the termination or expiration of this Agreement.

13.2. Waiver. Client agrees to obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health except for losses resulting solely from the gross negligence or willful misconduct of Cardinal Health. Client agrees not to seek reimbursement for any property claim, or portion thereof that is not fully recovered from Client’s property insurance except for losses resulting solely from the gross negligence or willful misconduct of Cardinal Health.

13.3. Additional Insured Status. Client agrees to name Cardinal Health, Inc., and its Affiliates as additional insureds under the Products and Completed Operations Liability insurance policies as respects the Products and completed operations outlined in this Agreement. Client agrees that such insurance is primary (with respect both to any insurance issued to Cardinal Health and to any self-insured amount retained by Cardinal Health) regarding Cardinal Health’s liability for damage arising out of those products for which they have been added as additional insureds. Such additional insurance status continues during the Term and, if the policies are written on a claims-made basis, continues for not less than five (5) years following termination or expiration of this Agreement.

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13.4. Certificates. Client agrees to furnish certificates of insurance to Cardinal Health evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Client agrees to endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Client agrees to obtain each insurance policy that is required under this article from an insurance carrier with an A.M. Best rating of at least A-VII.

14. NOTICES

14.1. All notices and other communications hereunder must be made in writing and are deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as specified by like notice; provided, that notices of a change of address are effective only upon receipt thereof):

Cardinal Health:	Cardinal Health 105, LLC Third-Party Logistics Services	Client:	Blue Water Biotech, Inc. Cincinnati, OH, 45202
	501 Mason Road, Suite 200 La Vergne, TN 37086		201 East Fifth Street Suite 1900
	Attn: VP, Operations		Cincinnati, OH, 45202
Attn: Erin Henderson
With copy to:	Cardinal Health 105, LLC Third-Party Logistics Services
7000 Cardinal Place
Dublin, OH 43017
Attn: Assistant General Counsel

15. MISCELLANEOUS

15.1. Entire Agreement; Amendments. This Agreement, the attachments and any amendments thereto constitute the entire understanding between the Parties and supersede any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise provided in this Agreement.

15.2. Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

15.3. Further Assurances. The Parties agree to execute, acknowledge, and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

15.4. No Waiver. Failure by either Party to insist upon strict compliance with any term of this Agreement in any one or more instances are not deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

15.5. Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement continue in full force and effect.

15.6. Independent Contractors. The relationship of the Parties is that of independent contractors, and neither Party is permitted to incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or should be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.

15.7. Subcontractors. Cardinal Health may not subcontract all or any portion of the Services without the prior written consent of Client. For purposes of clarity, shipping services provided by common transportation carriers (including Cardinal Health’s Exclusive Pharmaceutical Transportation Network or EPTN), Product destruction services provided by a third-party vendor, and services related to facility maintenance or security are not considered to be contracted services as related to this Agreement and therefore the businesses performing such services are not considered subcontractors. It is expressly understood that Cardinal Health is not responsible for the performance of shipping services by common carriers for or on behalf of Client.

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15.8. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties, their successors and permitted assigns. Except for a Permitted Assignment (defined below), neither Party may assign this Agreement, voluntarily or involuntarily, whether by operation of law or any other manner, without the prior written consent of the other Party, which such consent should not be unreasonably withheld. For the avoidance of doubt, an assignment for purposes of this Section includes a “Change-of-Control Transaction” which means, with respect to either Party, a transaction or a series of related transactions resulting in the sale or transfer of a controlling interest of stock or other equity interests of that Party, a merger of that Party into another entity, a sale of all or substantially all of the assets of that Party or of that Party’s line of business to which this Agreement relates, or a transfer of a controlling interest in that Party by operation of law or otherwise. A “Permitted Assignment” means an assignment to an Eligible Affiliate of the assigning party so long as the assigning party provides written notice to the other Party. For purposes of this Section, an “Eligible Affiliate” means an Affiliate whose relationship as such to the assigning party is not the consequence of a Change-of-Control Transaction.

15.9. No Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any other person.

15.10. Governing Law. This Agreement is governed by and construed under the laws of the State of Delaware, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

15.11. Dispute Resolution. If any dispute, controversy, or disagreement arises between the Parties (“Dispute”), the Parties agree to present such Dispute to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such Parties cannot reach a resolution of the Dispute within sixty (60) days, either Party may submit the Dispute to a court of appropriate jurisdiction.

15.12. Prevailing Party. In any dispute resolution proceeding between the Parties in connection with this Agreement, the prevailing Party is entitled to its reasonable attorney’s fees and costs in such proceeding.

15.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement constitutes an original.

15.14. Publicity. Neither Party is permitted to make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure agrees to use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

15.15. Setoff. Without limiting [***] rights under law or in equity, [***], collectively or individually, may exercise a right of set-off against any and all amounts due to [***] from [***] that are [***]. For purposes of this Section, [***].

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15.16. Survival. The rights and obligations of the Parties continue under Articles 10 (Confidentiality and Non- Use), to the extent expressly stated therein, 11 (Indemnification), 12 (Limitations of Liability), 13 (Insurance), to the extent expressly stated therein, 14 (Notice) and 15 (Miscellaneous) and Section 6.4 (Effect of Termination), notwithstanding expiration or termination of this Agreement.

15.17. Change in Law. In the event that any applicable federal, state or local law, rule, regulation, policy, or any interpretation thereof, during the Term, is modified, implemented, threatened to be implemented, or determined to prohibit, substantially restrict or in any way materially affect this Agreement or either Party’s performance under the terms of this Agreement (each of the foregoing being hereinafter referred to as a “Change”), then the Parties agree to promptly negotiate an amendment to this Agreement to preserve the expectations of the Parties to the greatest extent possible in a manner consistent with any such Change.

15.18. Force Majeure. Neither Party is liable in damages for or is considered in breach of this Agreement due to any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the Party seeking relief hereunder is required to immediately notify the other Party of such cause(s) beyond such Party’s reasonable control. Notwithstanding the foregoing, either Party’s obligations to pay undisputed money owed or incurred under this Agreement will not be suspended unless the force majeure event prevents the Party responsible for such payment from making such payment by any reasonable means (e.g., the force majeure event has caused the banking and/or mail systems to fail). The Party that may invoke this section is required to use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) continues unabated for one hundred eighty (180) days, then both Parties agree to meet to discuss modifications to this Agreement that should result from such force majeure event.

[This space left intentionally blank. Signatures appear on following page.]

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH 105, LLC /s/Joel Wayment	Blue Water Biotech, Inc. /s/ Erin Henderson
Signature	Signature

Joel Wayment	Erin Henderson
Printed Name	Printed Name

VP, Operations	Chief Business Officer
Title Sep 21, 2023	Title Sep 21, 2023
Date	Date

[Signature Page to Exclusive Distribution Agreement]

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